Exhibit 10.1

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of November 19, 2015, by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“MergerSub”), and Mark Libratore, an individual, residing at 2051 SE Riverside Drive, Stuart, Florida 34996 (the “Restricted Person”).

RECITALS

WHEREAS, the Company, Parent and MergerSub intend to enter into an Agreement and Plan of Merger dated on or about the date hereof (the “Merger Agreement”) pursuant to which MergerSub will be merged with and into the Company (the “Merger”) with the Company to be the surviving entity in the Merger (the “Surviving Corporation”) (all defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement);

WHEREAS, pursuant to the terms of the Merger Agreement, all of the outstanding equity interests of the Company will be converted into the right to receive the Merger consideration;

WHEREAS, it is Parent’s, MergerSub’s and Company’s desire that the entire goodwill of the Company be transferred to the Surviving Corporation as part of the Merger, and Parent and MergerSub believe that the agreements and covenants in this Agreement are essential to protect the value of the Surviving Corporation;

WHEREAS, the Company is, and following the Merger the Surviving Corporation will be, engaged in the business of Exploiting (as defined herein) the Products (as defined herein);

WHEREAS, the relevant market for the Restricted Business (as defined herein) is national in scope, and there exists nationwide competition for the products of the Restricted Business;

WHEREAS, Restricted Person has an equity interest in the Company and is one of its key employees and, as such, Restricted Person is intimately involved in the Restricted Business and has detailed knowledge of the intellectual property and other confidential and proprietary information of the Restricted Business;

WHEREAS, in connection with the Merger, Restricted Person’s equity interest in the Company will be converted into the right to receive Restricted Person’s pro rata portion of the Merger consideration, and Restricted Person intends to transfer the goodwill associated with Restricted Person’s equity interest in the Company (to the extent it can be transferred by Restricted Person);

WHEREAS, Restricted Person’s execution of this Agreement is both an inducement for, and a condition precedent to, Parent and MergerSub entering into the Merger Agreement and consummating the Merger; and

WHEREAS, the parties have agreed to terminate Restricted Person’s Employment Agreement (as defined herein) as of the Closing without any further liability, except under the Employment Agreement for reimbursement of incurred but not yet reported or paid expenses or claims under applicable Company health plans as set forth in Section 2.1, and for indemnification under Section 9.1 of the Employment Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Restricted Person, the Company, Parent and MergerSub hereby agree as follows:

ARTICLE I

NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT

1.1 Non-Competition. As an inducement for Parent and MergerSub to enter into the Merger Agreement and consummate the Merger, and in connection with the sale of Restricted Person’s entire equity interest, including goodwill, in the Company in connection with the Merger, Restricted Person agrees that he/she shall not, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any equity interest in, lend money to, or otherwise directly or indirectly participate in the ownership, management, operation or control of, any business engaged in or Exploiting any Products related to any durable medical equipment sales and service and any urological, ostomy, and diabetic medical supplies and mastectomy fashions (including any improvements, modifications or developments thereon, the “Restricted Business”), whether in corporate, proprietorship or partnership form or otherwise, for a period commencing on the Closing Date and continuing for the later of (i) five (5) years thereafter, or (ii) two (2) years following the termination or separation of the Restricted Person’s employment or consultancy with the Surviving Corporation (the “Restricted Term”). Restricted Person acknowledges that the Surviving Corporation’s Restricted Business will operate nationally, and therefore, the obligations in this Section 1.1 shall apply throughout the United States. Notwithstanding the foregoing, the Restricted Person shall not be restricted from consulting with, rendering services to or working for any entity whose business includes the Restricted Business; provided, that, the Restricted Person does not consult with, render services to or work for the Restricted Business.

1.2 Public Securities. Notwithstanding the foregoing, Restricted Person or his/her controlled Affiliates may passively own, directly or indirectly, less than one percent (1%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; provided, however, that Restricted Person is not a member of the board of directors or similar governing body of such publicly-traded company.

1.3 No Interference with Business; Non-Solicitation. The Restricted Person hereby acknowledges and agrees that Restricted Person’s business relationship with any client, customer, supplier, distributor or licensor of the Surviving Corporation is based on the Confidential Information (as defined in Section 1.5 of this Agreement) which the Restricted Person has agreed not to disclose or use except as set forth in Section 1.5 of this Agreement. The Restricted Person further acknowledges that vigilant protection of the Confidential Information is necessary to prevent competitive harm to the Surviving Corporation and its Affiliates and that the retention by the Surviving Corporation of the personnel engaged in the Restricted Business is crucial to the protection of the Confidential Information. Accordingly, and as an inducement for Parent and MergerSub to enter into the Merger Agreement and consummate the Merger, Restricted Person agrees that, during the Restricted Term, Restricted Person shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employees of Parent or the Surviving Corporation, or employees of Parent’s or the Surviving Corporation’s respective Affiliates, in each case, whose primary duties are related to the Restricted Business to leave such employment or (ii) hire, employ or otherwise engage any employees of Parent or the Surviving Corporation, or employees of Parent’s or the Surviving Corporation’s respective Affiliates, in each case, whose primary duties are related to the Restricted Business, provided, however, that this Agreement shall not prohibit any general solicitation that is not specifically targeted at such persons or the solicitation of any employee of Parent or the Surviving Corporation whose employment, at the time of such solicitation, has been involuntarily terminated by Parent or the Surviving Corporation or (iii) cause, solicit, induce or encourage any client, customer, supplier, distributor or licensor of Parent, the Surviving Corporation or their respective Affiliates, or any other person or entity who has a material business relationship with Parent, the Surviving Corporation or their respective Affiliates, to terminate or modify any such relationship.

1.4 Non-Disparagement. From and after the Closing Date, Restricted Person shall not, directly or indirectly, make or publish any derogatory, unfavorable, negative, disparaging, false, damaging or deleterious written or oral statements or remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, or negative or unfavorable reports or comments) regarding Parent, the Company, MergerSub, the Surviving Corporation or any of their respective Affiliates or any current shareholder, officer, director, employee, independent contractor or agent of any of the foregoing (each, a “Representative”) or to the Restricted Person’s knowledge, any former Representative, the Restricted Business formerly conducted by the Company, the Restricted Business as conducted by the Surviving Corporation, or the Products.

1.5 Confidentiality. From and after the Closing Date, Restricted Person shall not, directly or indirectly, disclose, reveal, divulge or communicate to any person or entity, other than authorized officers, directors and employees of Parent or the Surviving Corporation and their respective Affiliates, or otherwise Exploit for his/her own benefit or for the benefit of anyone other than Parent or the Surviving Corporation and their respective Affiliates, any Confidential Information (as defined below). Restricted Person shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, Restricted Person shall, to the extent reasonably possible, provide Parent and the Surviving Corporation with prompt notice of such requirement prior to making any disclosure so that Parent and the Surviving Corporation may seek an appropriate protective order. For purposes of this Agreement, “Confidential Information” means any information with respect to Parent or the Surviving Corporation (including, for the avoidance of doubt, such information with respect to the Company) and their respective Affiliates, including methods of operation, client or customer lists (former, current or prospective) and any associated information, existing and future products and services marketed or used by Parent or Surviving Corporation, sales, prices, fees, costs, profits, financial data, reports, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that there shall be no obligation hereunder with respect to information that (i) is generally available to the public on or after the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or (iii) is independently developed by the Restricted Person after the date hereof without the use of any Confidential Information when the Restricted Person is no longer employed by the Company or the Surviving Corporation. Notwithstanding anything herein to the contrary, nothing in this Agreement, including, without limitation, Section 1.4 or this Section 1.5, shall (a) prohibit the Restricted Person from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (b) require notification or prior approval by any of Parent, the Company, MergerSub, or the Surviving Corporation of any reporting described in clause (a).

1.6 Return of Materials. Upon termination or separation of the Restricted Person’s employment or consultancy with the Surviving Corporation, unless the Restricted Person’s employment or consultancy is transferred to a subsidiary or Affiliated company of the Surviving Corporation, the Restricted Person agrees to leave with the Surviving Corporation all records, computer disks or tapes, forms, drawings, training material, customer lists, notebooks and other documents pertaining to the Confidential Information, whether prepared by the Restricted Person or others, and also any equipment, tools or other devices owned by the Surviving Corporation then in the possession of the Restricted Person however such items are obtained, and the Restricted Person agrees from and after such termination or separation not to reproduce any document, customer or referral list, training material, forms or data relating thereto.

1.7 Acknowledgements. In the course of the Restricted Person’s involvement in the Surviving Corporation’s activities, the Restricted Person has had and will have access to Confidential Information and the Surviving Corporation’s clients, customers, suppliers, distributors and licensors and has profited and will profit from the goodwill associated with the Surviving Corporation. In view of the Restricted Person’s access to Confidential Information and the Restricted Person’s importance to the Surviving Corporation, if the Restricted Person competes with the Surviving Corporation during the Restricted Term, the Restricted Person’s employment or consultancy, the Surviving Corporation will likely suffer significant harm. In return for the benefits the Restricted Person will receive from the Surviving Corporation and to induce Parent and MergerSub to enter into this Agreement and the Merger Agreement, and in light of the potential harm the Restricted Person could cause the Surviving Corporation, the Restricted Person agrees to the provisions of this Article I. Parent and MergerSub would not have entered into this Agreement and the Merger Agreement if the Restricted Person did not agree to the provisions of this Article I. This Article I limits the Restricted Person’s ability to earn a livelihood in a business engaged in or Exploiting any Products related to the Restricted Business. The Restricted Person acknowledges, however, that complying with the provisions of this Article I will not result in severe economic hardship for the Restricted Person or the Restricted Person’s family. The Restricted Person specifically warrants and agrees that the terms of the restrictive covenants and other agreements set forth in this Article I are reasonable, and further are reasonably necessary to protect the legitimate business interests of the Company in its customers, Restricted Business, goodwill, trade name, trade secrets, confidential or professional secrets, and substantial business relationships with prospective and existing customers. The Restricted Person further agrees that the representations of fact set forth in this paragraph shall be conclusively presumed by any court hearing the matter in the event any alleged violation of restrictive covenants and other agreements set forth in this Article I shall result in a judicial filing seeking to enforce such provisions.

ARTICLE II

TERMINATION OF EMPLOYMENT AGREEMENT

2.1 Termination of Employment Agreement. As of the Closing, without any further action by any party, Restricted Person’s employment agreement with the Company, dated December 1, 2008 (the “Employment Agreement”), shall be terminated and of no further force or effect and without any liability to any party, including, without limitation, severance liability, except for reimbursement of incurred but not yet reported or paid expenses or claims under applicable Company health plans. For the avoidance of doubt, the termination of the Employment Agreement shall not result in a termination of the Restricted Person’s employment with the Company (Surviving Corporation).

ARTICLE III

REMEDIES AND WAIVER OF TRIAL BY JURY

3.1 Remedies. The parties to this Agreement agree that (a) if Restricted Person breaches Article I of this Agreement, the damage to the Surviving Corporation and Parent may be substantial, although difficult to ascertain, and money damages may not afford the Surviving Corporation and Parent an adequate remedy and (b) if Restricted Person is in breach of any provision of this Agreement, or threatens such a breach, the Surviving Corporation and Parent shall be entitled, in addition to all other rights and remedies as may be provided by applicable Law or otherwise, to seek specific performance and injunctive and other equitable relief to prevent or restrain such a breach without the necessity of proving actual damage, or posting any bond whatsoever, to the maximum extent permitted by Law. Notwithstanding anything herein to the contrary, in the event that Restricted Person is found by a court of competent jurisdiction to have violated Section 1.1 or Section 1.3, the Restricted Period shall be extended by the same time period that Restricted Person is found to have been in violation of such section of this Agreement.

3.2 Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

ARTICLE IV

MISCELLANEOUS

4.1 Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Restricted Person is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of the Restricted Person’s “separation from service,” and (B) the date of the Restricted Person’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4.1 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Restricted Person in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided as specified herein. For purposes of Code Section 409A, the Restricted Person’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any of Parent, the Company, MergerSub, or the Surviving Corporation be liable for any additional tax, interest or penalty that may be imposed on the Restricted Person by Code Section 409A.

4.2 Entire Agreement; Amendments and Waivers; Several Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto; provided, however, that any existing agreements by and between the Restricted Person and the Company, or any subsidiary of the Company (other than the Employment Agreement), containing any covenants and agreements (i) relating to non-competition, or non-solicitation by the Restricted Person with respect to the Company or any subsidiary of the Company, or (ii) relating to confidential or proprietary information of the Company or any of its subsidiaries (the “Existing Agreements”), shall not, in any case, be deemed to be superseded by this Agreement. For the avoidance of doubt, this Agreement is intended to be an expansion of any and all obligations, covenants and agreements by the Restricted Person with respect to subject matter of any Existing Agreement and, to the extent of any conflict between this Agreement and any Existing Agreement, the provisions which are more expansive, including with respect to scope and duration, shall apply. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

4.3 Representations and Warranties. Each of the Company, MergerSub, Parent and Restricted Person represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against the Company, MergerSub, Parent and Restricted Person, respectively, in accordance with its terms to the fullest extent permitted under applicable Law subject to (i) applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

4.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of receipt) or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by written notice given to the other party pursuant to this provision):

If to Parent, MergerSub or the Surviving Corporation:	C. R. Bard, Inc. 730 Central Avenue New Providence, NJ 07974 Facsimile: (908) 277-8025
Attention: Office of General Counsel

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119 Attention: Michael E. Lubowitz, Esq. Facsimile: (212) 310-8007 Email: michael.lubowitz@weil.com

If to Restricted Person:	To the address or facsimile number for notice set forth on the signature page hereof.

4.5 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed in such state, without regard to any conflict of laws provisions that would require the application of the Law of any other jurisdiction. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought exclusively in the state and federal courts located in Martin County, Florida. Restricted Person agrees to submit to personal jurisdiction in the foregoing court and to venue in that court. Restricted Person further agrees to waive all legal challenges and defenses to the propriety of a forum in Martin County, Florida, and to the application of Florida law therein.

4.6 Termination. In the event (x) the Merger Agreement is not entered into, the Merger is not consummated and/or the Merger Agreement is terminated for any reason in accordance with its terms, or (y) the Restricted Person shall die, become disabled or cease to be employed by the Company, for any reason, in each case of this clause (y), prior to the Effective Time, then this Agreement shall, without further action, notice or deed, automatically be null and void ab initio.

4.7 Severability. To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of, this Agreement be in excess of that which is valid and enforceable under applicable Law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any governmental body in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Restricted Person acknowledges the uncertainty of the Law in this respect and expressly stipulates that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable Law.

4.8 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Parent, MergerSub and the Surviving Corporation may assign this Agreement and any or all rights or obligations hereunder to any person or entity at any time, without consent. Neither the Company (prior to the Closing Date) nor Restricted Person shall be entitled to assign this Agreement or any of their respective obligations hereunder.

4.9 Independent Review and Advice. Restricted Person represents and warrants that Restricted Person: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; (c) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters;

(d) has been advised to, and has had the opportunity to, consult with Restricted Person’s personal attorney prior to entering into this Agreement; and (e) is entering into this Agreement of Restricted Person’s own free will. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof. Restricted Person acknowledges that (i) prior to the Closing Date Lowenstein Sandler LLP (“LS”) represents the Company and (ii) Weil, Gotshal & Manges LLP (“WGM”) represents Parent, MergerSub and the Surviving Corporation, and neither LS nor WGM represent Restricted Person in connection with the Merger Agreement, this Agreement, or any of the transactions contemplated thereby or hereby.

4.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail transmission in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.11 Definitions.

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in the United States are open to the public for conducting business and are not required or authorized to close.

“Closing Date” means the date of the consummation of the Merger.

“Exploit” or “Exploitation” means, with respect to any product, invention, intellectual property, asset or property, to disclose, manufacture, produce, import, use, operate, research, design, develop, perform animal, clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, intellectual property, asset or property.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, order or other requirement.

“Products” means all products and any and all line extensions, modifications, improvements, additions, successors thereto and replacements therefor, in each case, that are marketed or sold by the Restricted Business.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Liberator Medical Holdings, Inc.

By:	/s/ Robert Davis
Name: Robert Davis
Title: Chief Financial Officer

C. R. Bard, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Senior Vice President and Chief Financial Officer

Freedom MergerSub, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Vice President

Restricted Person

By:	/s/ Mark Libratore
Name: Mark Libratore Address: c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997 Facsimile No.: 772-287-3280 Email: mlibratore@liberatormedical.com

10